Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and Chief Financial Officer	Associate Vice President, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES

2Q2014 FINANCIAL RESULTS

CONFERENCE CALL AND WEBCAST

RALEIGH, NC, July 24, 2014 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the Company will report second quarter 2014 financial results following the close of the U.S. financial markets on Thursday, August 7, 2014.

The Company will host a conference call at 4:30 p.m. ET on Thursday, August 7, 2014. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (800) 289-0462 (U.S. and Canada) or (913)-312-0976 (international.) The access code for the live call is 546445. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international). The access code for the replay is 1323908.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through the Company’s 500-member specialty sales force.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and website is not incorporated in our SEC filings.